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                                                                    EXHIBIT 99.3

                               SIGNBOARD EASEMENTS

                                 SALE AGREEMENT


         THIS AGREEMENT ("Agreement") is entered into this ______ day of March, 1997 between THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY, a Delaware corporation ("Seller") and OUTDOOR SYSTEMS, INC., a Delaware corporation ("Buyer").

         WHEREAS, Seller and Seller's affiliates own certain interests in real property underlying certain outdoor advertising facilities located in the various states served by Seller's rail system;

         WHEREAS, Seller or Seller's affiliates are licensor in many signboard license agreements related to such outdoor advertising facilities;

         WHEREAS, these signboard license agreements are managed for Seller by:
(1) Peterson Enterprises of Orlando Inc. ("Peterson"), under the terms of an agreement between Seller's predecessor and Peterson dated October 1,1993; and
(2) Transportation Displays, Incorporated ("TDI"), under the terms of an agreement between Seller's predecessor and TDI dated May 23, 1995 (collectively, "Management Agreements");

         WHEREAS, Seller's affiliates will convey to Seller multiple easements allowing Seller to construct, operate, illuminate, maintain, modify, replace and remove outdoor advertising facilities, over specific real estate parcels involving signboard license agreements now managed by Peterson;

         WHEREAS, Seller desires: (1) to convey to Buyer multiple easements, as described herein, over specific real estate parcels underlying existing outdoor advertising facilities, each easement allowing Buyer to construct, operate, illuminate, maintain, modify, replace and remove outdoor advertising facilities; and (2) to assign to Buyer Seller's signboard license agreements;

         WHEREAS, completing the conveyances from Seller's affiliates to Seller, and identifying the specific boundaries of the easements described above, will take considerable time and work, so that this sale will be progressed as two separate closings; and Seller desires that, in the interim, Buyer shall take assignment of the Management Agreements and manage for Seller the signboard license agreements to be assigned at the second Closing;

         WHEREAS, Seller desires that Buyer use commercially reasonable efforts to locate additional outdoor advertising facilities on other real property in which Seller has an ownership interest, and enter into additional signboard license agreements with respect to such facilities, after which Seller would sell to Buyer similar easements for such new sites; and

         WHEREAS, Buyer desires to purchase from Seller the easements over specific real estate

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parcels underlying existing outdoor advertising facilities to allow Buyer to construct, operate, illuminate, maintain, modify, replace and remove outdoor advertising facilities, to receive assignment of Seller's signboard license agreements, to manage Seller's signboard license agreements, and to use commercially reasonable efforts to locate new outdoor advertising facilities on real property in which Seller has an ownership interest, enter into additional signboard license agreements with respect to such new facilities, and then purchase from Seller similar easements for such new sites, all on the terms and conditions set forth in this Agreement and Exhibits attached hereto;

         NOW, THEREFORE, Seller and Buyer agree as follows:


         Article I.   Description of Rights to be Conveyed

                  Section 1.1   Conveyance of Easements.

                  (a) Except as modified in Section 1.1(b), at each of the two Closings specified in this Agreement Seller shall convey to Buyer multiple easements, each such easement, or such lesser rights to the greatest extent that Seller's ownership interest will support, to be permanent and exclusive, except to the extent set forth herein and therein, and to extend only over a real property parcel in which Seller has an ownership interest, which parcel underlies, or is within one foot of the outside boundaries of, certain outdoor advertising facilities, together with the airspace occupied by or within three feet of, the outdoor advertising facility structure (except the one foot/three foot envelope for the land parcel and the airspace shall be reduced or eliminated to the extent it comes within 15 feet of the nearest rail of any active railroad track); which easement shall grant to Buyer the right to enter onto a specific real property parcel described using the standard set forth above ("Parcel") for the purpose of constructing, operating, illuminating, maintaining, modifying, replacing or removing any outdoor advertising facilities located, or to be located, on the Parcel, together with related rights to cross any additional real property in which Seller has an ownership interest as necessary to access such Parcel, or provide electricity to such outdoor advertising facilities, in a manner that does not interfere with any business activities conducted on or near the Parcel by Seller or any other party having a right from Seller to conduct such activities (and which access shall not cross any active railroad track or come within 25 feet of such track without Seller's prior written consent) ("Easement"). Each Easement shall be subject to all encumbrances on the Parcel (including Seller's mortgages) which Seller has placed, or in the future will place, on the Parcel, and any and all other easements, leases, licenses, permits or agreements which now or in the future relate to the Parcel. Each Easement shall require that no outdoor advertising facilities may be constructed,

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                           modified or replaced without prior written approval
                           of Seller, which approval Seller can withhold only for reasons specified in the Easement. Easement shall terminate automatically in the event that no outdoor advertising facility has been present on the Parcel, in functional condition, for twelve consecutive months (except in circumstances where Buyer is using its best efforts to replace a functional outdoor advertising facility on the Parcel). On the date such Easement terminates, Buyer shall deliver to Seller two executed copies of Termination of Easement for the parcel, on the form attached as Exhibit G, and Seller shall execute both copies and return one such copy to Buyer. Each Easement also shall be subject to the other specific terms and conditions set forth in Seller's Signboard Easement, attached hereto as Exhibit A, and to Seller's right to terminate the Easement on the terms and conditions set forth in this Agreement. Buyer shall have the right to seek compensation from any condemning authority for the value of its Easement interest.

                  (b) The two groups of Easements to be conveyed are identified in Exhibits B and C. The Easements identified in Exhibit B will be conveyed at and after the first Closing, as set forth in this subsection. Initially, at the first Closing, Seller shall deliver to Buyer an executed original copy of one Easement that identifies the geographic location of the parcels subject to the Easement by attaching Exhibit
                           B. Buyer and Seller acknowledge that: (1) the real property descriptions attached to this Easement will be incomplete and may not be legally sufficient; (2) a few of the Easement locations listed in Exhibit B and attached to the Easement actually are owned by Seller's affiliates and not by Seller; and accordingly (3) that this Easement shall contain additional language stating: "The boundaries of this Easement (and, for a few sites, the correct Grantor) are not certain at this time, but definite boundaries acceptable to Grantor will be developed promptly by Grantee, at which time Grantor will grant multiple replacement Easements to Grantee for each parcel identified in Attachment 1, and this Easement then shall become null and void." Accordingly, Buyer agrees that this Easement shall not be recorded. For each parcel identified in Exhibit B where Buyer's investigation reveals that the ownership interest is held by an affiliate of Seller, Buyer promptly shall prepare complete and accurate property boundary descriptions, and related exhibit prints, including specific identification of each signboard located on any bridge or overpass, or on any building owned by Seller (collectively "Property Descriptions") subject to review by Seller, and shall attach correct property boundary descriptions to recordable form Easements, on the form set forth as Exhibit A, except that each such Easement shall be modified to be a conveyance from Seller's affiliate to Seller (and Seller acknowledges that, for any Easement, a quarter quarter, section, township, range, meridian, county and state description, together with an accurate

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                           exhibit print, is a sufficient property boundary
                           description). Seller shall assist Buyer in utilizing Seller's outside engineering vendor to prepare Property Descriptions for all of the individual Easements. Seller shall arrange for these Easements to be executed promptly by Seller's affiliates and delivered to Seller, and Seller shall reimburse Buyer the cost of preparing Property Descriptions, and ascertaining the appropriate Seller affiliate Grantor, for each of the Easements to be conveyed from Seller's affiliates to Seller. Buyer shall use its best efforts to record all Easements from Seller's affiliates to Seller and promptly shall provide to Seller evidence of these recordings. Seller shall reimburse Buyer all recording fees, and any transfer taxes, that are incurred by Buyer in recording all Easements from Seller's affiliates to Seller. Also, promptly after the first Closing Buyer, shall prepare for each parcel identified in Exhibit B complete and accurate Property Descriptions, subject to review by Seller, and attach correct property boundary descriptions to recordable form Easements on the form set forth as Exhibit A. Promptly after Seller has become the owner of all Easements that are now owned by one of Seller's affiliates and Buyer has prepared and delivered to Seller recordable form Easements for each parcel identified in Exhibit B, Seller shall execute and deliver to Buyer original copies of all of these replacement Easements that are approved by Seller. Buyer shall have the right, but not the obligation, to record any or all of these replacement Easements, each recording to be made at Buyer's cost.

                  (c) For each parcel identified in Exhibit C, Buyer by June 15, 1997 shall prepare complete and accurate Property Descriptions, subject to review by Seller, and shall attach correct property boundary descriptions to recordable form Easements on the form set forth as Exhibit A. At the second Closing, Seller shall deliver to Buyer executed original copies of all of these Easements that are approved by Seller. Buyer shall have the right, but not the obligation, to record any or all of these Easements, each recording to be made at Buyer's cost.

                  Section 1.2   Assignment of Signboard License Agreements.

                  (a) At the first Closing, Seller shall assign to Buyer, by execution and delivery to Buyer of two original copies of the Assignment of Signboard Licenses attached hereto as Exhibit D (one original copy of which shall be executed by Buyer signifying Buyer's acceptance of the assignment), all then effective signboard license agreements of Seller that are related to the outdoor advertising locations listed in Exhibit B.

                  (b) At the second Closing, Seller shall assign to Buyer, by execution and delivery to Buyer of two original copies of the Assignment of Signboard Licenses

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                           attached hereto as Exhibit D (one original copy of
                           which shall be executed by Buyer and delivered to Seller signifying Buyer's acceptance of the assignment), all then effective signboard license agreements of Seller that are related to the outdoor advertising locations listed in Exhibit C.

                  Section 1.3   Assignment of Management Agreements.

                           Seller hereby assigns to Buyer, effective on the date
                  of the first Closing, all of Seller's rights and obligations under the Management Agreements; and Buyer hereby accepts such assignment effective on that date. Seller shall cooperate with Buyer in obtaining files and Seller's signboard license agreements now in the custody of Peterson and TDI. Seller shall reimburse Buyer any shipping cost paid by Buyer in collecting these documents from Peterson and TDI. Seller hereby affirms that each Management Agreement may be cancelled without cause with thirty days advance written notice to the signboard license manager, and that Buyer may elect to cancel the Management Agreement at any time after the date of the first Closing.


         Article II.   Closings of Signboard Easements Sales

                  Section 2.1  Date and Place of Closings.

                           The first Closing shall occur on or before Wednesday,
                  March 26, 1997. The second Closing shall occur on or before either Friday, June 27, 1997 or Friday, July 11, 1997 as may be mutually agreed by Seller and Buyer, depending, among other things, on Buyer's ability to prepare, and Seller's execution of, the many specific Easements to be executed by Seller and delivered to Buyer at the second Closing. Each Closing shall take place at Seller's offices at 2650 Lou Menk Drive, Fort Worth, Texas, or some other mutually agreeable location.

                  Section 2.2   Purchase Price.

                           The purchase price for the Easements to be conveyed
                  at the first Closing is SEVENTEEN MILLION DOLLARS ($17,000,000.00). On the date of this Agreement, Buyer shall pay to Seller a non-refundable earnest money deposit toward the purchase price, in the amount of $100,000.00. This amount shall be applied toward the purchase price for the Easement to be conveyed at the first Closing, so long as the first Closing occurs on or before March 26, 1997. If for any reason (except for Seller's failure to deliver to Buyer on March 26 the documents specified in Section 2.3) the first Closing does not occur on or before March 26, 1997, Seller shall retain the earnest money deposit as liquidated damages. The purchase price for the Easements to be conveyed at the second Closing is TWELVE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($12,500,000.00). Except for the

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                  nonrefundable earnest money deposit described above, the
                  purchase price payable for Easements conveyed at each Closing shall be paid on the date of each Closing, by wire transfer of immediately available funds, to either Seller or Federated Services Company, or an alternative escrow agent, as specified by Seller. Federated Services Company would be acting as escrow agent for Apex Property & Track Exchange, Inc. ("APEX") as Seller's intended assignee of Seller's right to receive payment of the purchase price for the Easements. The wire transfer by Buyer shall be made in accordance with written wire transfer instructions provided by Seller. APEX is a qualified intermediary within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and Treasury Regulation e1.103(k)-l(g). Seller intends to assign to APEX Seller's right to receive payment of the purchase prices for the Easements for the purpose of Seller completing two tax-deferred like-kind exchanges of property. Buyer shall cooperate with Seller with respect to these tax-deferred exchanges and shall execute such documents as may be required to effect any tax-deferred exchange of property. Seller shall indemnify, defend and hold harmless Buyer against all reasonable and necessary additional costs and liabilities which Buyer incurs as a result of any such tax-deferred exchange of property.

                  Section 2.3   Deliveries at Each Closing.

                  (a) At the first Closing, Seller shall deliver to Buyer the following documents:

                           (1) An executed original copy of an Easement for the locations specified in Exhibit B, which later shall be replaced by multiple specific Easements for each location specified in Exhibit B; and

                           (2)      Two executed original copies of the
                                    Assignment of Signboard Licenses, as
                                    described in Section 1.2(a).

                  (b) At the first Closing, Buyer shall deliver the purchase price of $17,000,000.00, in the manner set forth in Section 2.2, to either Seller or an escrow agent for APEX, as specified by Seller. Buyer also shall deliver to Seller a fully executed original copy of the Assignment of Signboard Licenses, as described in Section 1.2(a).

                  (c) At the second Closing, provided that Buyer has completed the document preparation work specified in
                           Article I, Seller shall deliver to Buyer the following documents:

                           (1) An executed, original copy of multiple Easements for each location specified in Exhibit C; and

                           (2) Two executed, original copies of the Assignment of Signboard

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                                    Licenses, as described in Section 1.2(b).

                  (d) At the second Closing, Buyer shall deliver the purchase price of $12,500,000.00, in the manner set forth in Section 2.2, to either Seller or an escrow agent for APEX, as specified by Seller. Buyer also shall deliver to Seller a fully executed original copy of the Assignment of Signboard Licenses, as described in Section 1.2(b).

                  Section 2.4   Responsibility for Closing and Recording Costs.

                           Buyer shall be responsible to pay all costs of
                  Closing and recording the Easements, including but not limited to, any and all escrow and service fees, real estate interest transfer taxes, documentary stamp taxes, recording fees for all Easements from Seller to Buyer, and any sales taxes associated with any of the conveyances governed by this Agreement.


         Article III.      Interim Management of Signboard License Agreements

                  Section 3.1  Interim Management Term and Compensation to
                               Buyer.

                           Commencing on the date of the first Closing, until
                  the date of the second Closing or July 11, 1997 (or prior to any Closing covered by Article IV, as applicable), Buyer shall manage, as Seller's agent, all of the signboard license agreements to be assigned by Seller to Buyer at the second Closing (or such subsequent Closing) and shall enter into any new signboard licenses during the interim management period only in accordance with the procedures set forth in Section
                  4.2. Buyer's fee for such management shall be one-fourth (25%) of all signboard license income attributable to this management period. As owner of the property interest related to the signboard license agreements, Seller, for the period of Buyer's interim management, shall be responsible for paying any and all real estate taxes or assessments which may be levied on this property upon or on account of these signboard license agreements.

                  Section 3.2   Interim Management Duties of Buyer.

                           As interim manager of these signboard license
                  agreements, Buyer shall be responsible: (a) to maintain, or obtain if necessary, all rights and privileges, including any necessary zoning approvals, for any and all outdoor advertising conducted under the signboard license agreements;
                  (b) to enforce compliance by licensees with the terms of the signboard license agreements; (c) to bill and collect all license fees coming due under the terms of the signboard license agreements, and to forward to Seller 75% of all fees so collected; (d) to notify Seller promptly of any tax or land use

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                  issues, or potential contractual, environmental or other
                  liability of Seller, of which Buyer becomes aware, in connection with any of the property subject, or adjacent, to these signboard licenses; (e) to use its best efforts to prevent any mechanic's liens or other liens being placed on any of Seller's property interests for any work or activity connected in any way with the outdoor advertising facilities or the signboard license agreements; (f) to pay for all electrical equipment and power necessary to illuminate any outdoor advertising facilities, to the extent such payments are not made by the licensees under the signboard license agreements; (g) to keep complete and accurate records of all license fees received, all transactions completed, and all notices received, in connection with the signboard license agreements, and forward any of these records and reports to Seller upon Seller's request; (h) to pursue prompt removal of any advertisements that are offensive to a significant portion of the population, and not to permit any advertisements for political candidates; (i) to assure to the extent reasonable that the outdoor advertising facilities comply with all applicable federal, state and local laws, rules, ordinances and regulations, and to pursue the prompt removal of any equipment or advertising that is not in such compliance; (j) to ensure to the extent reasonable that outdoor advertising facilities are properly maintained; (k) to pursue to the extent reasonable the removal of any dilapidated or likely permanently unused outdoor advertising facilities, and where any such removal occurs, to restore, or insure that others restore, Seller's property to a reasonable condition under the circumstances, free of any and all debris from any outdoor advertising facilities; and (l) to take care that neither Buyer, nor any of its employees, contractors, representatives or invitees, nor any licensee under any signboard license agreement, nor any of its employees, contractors, agents, representatives or invitees, in the course of any inspections, activities or presence on Seller's property, proceed in any unsafe manner, or interfere with any business activities conducted on the premises underlying or near the outdoor advertising facilities by Seller or any other party having a right from Seller to conduct such activities.

                  Section 3.3    Allocation of Liability

                           Commencing on, and following, the date of the first
                  Closing, Buyer shall be responsible for all losses and damages to Seller, and shall indemnify and defend Seller from and against all lawsuits and actions, that result from any claim of losses, damages, costs, injuries or deaths to any person or property, or result from any claim of any violation of any federal, state or local law, rule, ordinance or regulation, to the extent such losses and damages result from the acts or omissions, or presence on or near any signboard licensee site, of Buyer, or any of its employees, or any of Buyer's contractors, agents, representatives or invitees, or any of their employees, or in connection with Buyer's exercise or failure to exercise any of Buyer's duties specified in Section 3.2, regardless of any contributory negligence of Seller, except to the extent such losses and damages are caused by Seller's gross negligence or intentional

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                  misconduct. In addition, commencing on, and following, the date of the first Closing, Buyer shall be responsible for all losses and damages to Seller, and shall indemnify and defend Seller from and against all lawsuits and actions, that result from any claim of losses, damages or costs in connection with any actual or alleged infringement by Buyer or any signboard licensee of any patent, trademark, service mark or copyright, or arising from any actual or alleged unfair competition or similar claims based on Buyer's business or Buyer's activities under this Article III. Except as otherwise set forth in this Agreement, Seller shall be responsible to Buyer for all losses and damages to Buyer, that result from any claim of losses, damages, costs, injuries or deaths to any person or property as a result of the negligence or intentional conduct of Seller or its employees.

                  Section 3.4   Buyer's Liability Insurance

                           On and after the date of Closing, for so long as any
                  Easement shall remain in effect Buyer, and each licensee under a signboard license agreement, shall obtain and maintain liability insurance with a deductible no higher than $25,000 per occurrence, from an insurance company (or companies) licensed to do business in each state where the signboard licenses are located, and possessing a current Best's Insurance Guide Rating of B and Class X, or better, commercial general liability insurance in an amount not less than Three Million Dollars ($3,000,000.00) combined single limit per occurrence, for any and all bodily injury, or death, and property damage, with Seller named as an additional insured. Buyer also either shall provide, and cause each applicable licensee to provide, Railroad Protective Liability Insurance in the event of, and during the course of, any construction or demolition work undertaken within 25 feet of any active railroad track; such insurance to contain a deductible no higher than $25,000.00 per occurrence, and to be obtained from an insurance company licensed to do business in the state where this work is being performed, and possessing a current Best's Insurance Guide Rating of B and Class X, or better, in an amount not less than THREE MILLION DOLLARS ($3,000,000.00) combined single limit per occurrence, for any and all bodily injury, or death, and property damage, with Seller named as an additional insured. Buyer, and any of its contractors working on or near any signboard license agreement site, also shall maintain Worker's Compensation and Employee's Liability Insurance as required by applicable law, and such worker's compensation insurance shall contain a waiver of subrogation against Seller. Upon request, Buyer shall provide to Seller a copy of insurance certificates and/or insurance policies showing that Buyer has effective insurance as required by this
                  Section 3.4.

         Article IV.   Signboard Marketing and Future Signboard Easement Sales

                  Section 4.1   Buyer's Signboard Marketing Rights.

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                           Commencing on the day following the first Closing,
                  Buyer shall have the exclusive rights to market for use by licensees of outdoor advertising facilities, and to enter into signboard license agreements covering, any real property in which Seller then has a sufficient ownership interest (including land acquired by Seller in the future that is not already encumbered by any signboard right or agreement, except not including any land acquired in a merger involving Seller), subject to Seller's prior approval of any specific signboard license agreement and the terms and conditions in this Article IV ("Buyer's Signboard Marketing Rights").

                           Buyer's Signboard Marketing Rights shall extend for a
                  period of ten years following the date of the first Closing, except that: (a) if, after five years, Buyer has not purchased new Easements from Seller, as described in Section 4.3, that have resulted in Buyer paying to Seller aggregate purchase prices of at least $500,000.00 (unless this is prevented by Seller rejecting New Signboard License Agreements as permitted under Section 4.2(b)) Seller, at its sole option may terminate Buyer's Signboard Marketing Rights after providing to Buyer at least 30 days' written notice of such termination, provided that during this 30 day period Buyer does not cure this breach; and (b) if, after eight years, Buyer has not purchased such new Easements from Seller, as described in Section 4.3, that have resulted in Buyer paying to Seller aggregate purchase prices of at least $700,000.00 (unless this is prevented by Seller rejecting New Signboard License Agreements as permitted under Section 4.2(b)), Seller, at its sole option, may terminate Buyer's Signboard Marketing Rights after providing to Buyer at least 30 days' written notice of such termination, provided that during this 30 day period Buyer does not cure this breach. Either the five year, or the eight year period referenced in the preceding sentence shall be extended by any period during which federal law prevents construction of new outdoor advertising facilities. If Buyer's Signboard Marketing Rights continue for ten years, Seller shall negotiate in good faith first with Buyer to extend Buyer's Signboard Marketing Rights for another possible ten year term; and if this negotiation does not result in an agreement between Buyer and Seller on or before March 26, 2007 to extend Buyer's Signboard Marketing Rights, then Buyer shall have a 30 day right of first refusal to match any bona fide offer made by any third party to Seller, within the three years after March 26, 2007, to market or purchase signboard easements or licenses; and if Buyer does not match the offer, in writing, on the same terms within 30 days of receiving written notice from Seller of the terms of the third party's offer, Buyer shall have no further rights with respect to marketing signboards on real property in which Seller has an ownership interest. By December 1 of each year Buyer shall submit to Seller Buyer's written business plan for generating at least $100,000.00 in new Easement purchases from Seller during the following calendar year. For so long as Buyer has Buyer's Signboard Marketing Rights, Seller shall not grant rights to third parties, or exercise any rights on its own behalf, to construct, operate, maintain, modify, replace and remove outdoor advertising facilities on any real property in which Seller has an ownership interest.

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                  Section 4.2   Signboard Marketing Procedures.

                  (a) Buyer shall have the exclusive rights, and the duty to use commercially reasonable efforts, to locate potential users and potential sites for outdoor advertising facilities to be placed on real property in which Seller has an ownership interest. Buyer shall negotiate with a potential signboard licensee the terms of new signboard license agreements, which agreements initially shall be between Seller and the licensee, and which agreements shall be consistent with, and substantially in the form of, Seller's standard form Signboard License Agreement attached hereto as Exhibit E, and specifically must include licensor's ability to terminate the signboard license agreement upon no more than 30 days' prior written notice to the licensee ("New Signboard License Agreement"). Buyer also shall require each potential signboard licensee to complete a Sign Site Application containing the information specified on Seller's standard form Sign Site Application attached hereto as Exhibit F.

                  (b) Buyer first shall forward to Seller's Operating Department and Engineering Department, for their preliminary approval, as promptly as practicable, and then shall forward to Seller's Assistant Vice President-Property Management, or his designee, for final approval or disapproval by Seller, each proposed New Signboard License Agreement and Sign Site Application. Buyer may not obligate Seller to enter into any New Signboard License Agreement. Seller, before 30 days following any submission for final approval, shall review and either disapprove the New Signboard License Agreement by written notification to Buyer, or execute the agreement. Seller's disapproval of the New Signboard License Agreement must be reasonable and may be based only on one or more of the following grounds: (1) the proposed outdoor advertising facilities could interfere with Seller's railroad operations or maintenance, or with other current or reasonably foreseeable activities of either Seller or any other party having, or who foreseeably could have, a right from Seller to conduct such activities; (2) the proposed outdoor advertising facilities, or the use of access rights to construct, operate, maintain, modify, replace and remove such facilities, could create a safety hazard; (3) the proposed outdoor advertising facilities, to Seller's knowledge, could violate one or more applicable federal, state or local law, rule, ordinance or regulation; (4) the proposed advertising material, exhibit material, announcements, advertisements, or their manner of presentation, likely would be offensive to a significant portion of the population; and (5) the proposed annual signboard license fee, which shall include all compensation payable by licensee to Buyer, with one third of any administrative and other one-time only fees considered to be part of the annual signboard license fee ("Signboard License Fee"), in Seller's reasonable judgement is below the market value for such fees in such area.

                  (c) From the date any New Signboard License Agreement is signed between Seller and the signboard licensee, until the date of Subsequent Closing, as defined in
                           Section 4.3, the terms of Article III of this Agreement shall apply, and Buyer shall be the interim manager of such New Signboard License Agreement, as agent for Seller.


                  Section 4.3   Purchase of New Signboard Easement.

                           On June 1 and December 1 of each year, commencing on
                  December 1, 1997, during which Buyer has the exclusive signboard marketing rights described in Section 4.1, Buyer shall have the right and the obligation to acquire from Seller an Easement, on the form set forth in Exhibit A attached hereto, over the real property parcels in which Seller has an ownership interest, which parcels underly the outdoor advertising facilities covered by each New Signboard License Agreement entered into by Buyer on or before the immediately preceding May 15 or November 15, respectively. The purchase price for each such Easement shall be determined initially by multiplying by 9.0 the Signboard License Fee in all New Signboard License Agreements applicable to the Easement parcel. This initially determined amount shall be paid to Seller, or an escrow agent for APEX, as directed by Seller, at the Subsequent Closing. This initially determined amount shall be subject to adjustment on the third anniversary of the Subsequent Closing, with Buyer obliged to pay to Seller on that date for each Easement an additional amount determined by multiplying by 9.0 any portion of the then current Signboard License Fee that is in excess of 110% of the Signboard License Fee on the date of the Subsequent Closing. Seller shall have the right to audit Buyer's records to confirm Buyer's compliance with this provision. Buyer shall prepare complete and accurate Property Descriptions for each such Easement, subject to review by Seller, and shall attach correct property boundary descriptions to recordable form Easements on the form set forth as Exhibit A. Each such June 1 and December 1 closing ("Subsequent Closing") shall be governed by the terms set forth in Article III, as applicable to the second Closing, except for: (a) a different Closing date; and (b) a different purchase price.

         Article V. Seller's Termination of Signboard Easements and Assistance
                    in Relocating Signboards

                  Section 5.1   Easement Termination Procedures.

                           Seller, by providing written notice to Buyer
                  identifying the Easement that Seller desires to terminate, may terminate any Easement, at any time, only for a reason in one of the following categories: (a) to accommodate a railroad related activity of Seller; (b) to accommodate a real estate sale, lease, non-advertising license, permit or development activity of Seller; (c) to accommodate any industrial or business development activity of any of Seller's customers or potential customers; or (d) in response to any legal restrictions or problems. Seller agrees that Seller will not terminate any Easement in order to sell a similar Easement to another party. Within 10 days of receipt of such notice, Buyer shall provide to Seller complete copies of any and all currently effective signboard license agreements affecting each Easement to be terminated ("Terminated Easement"), and any and all other documents in Buyer's possession that relate to the Terminated Easement or such signboard license agreements, and Buyer shall disclose to Seller any other information known to Buyer that relates to the Terminated Easement, the Terminated Easement property or such signboard license agreements. Thirty days, where practicable, and otherwise within 60 days, after Buyer's receipt of such notice, or some other date mutually agreeable to the parties ("Easement Termination Date"), Buyer and Seller shall execute two original copies of Termination of Easement in recordable form, on the form attached as Exhibit G to this Agreement, and each party shall retain one fully executed original copy of such Termination of Easement. Also on the Easement Termination Date Buyer shall deliver to Seller two executed original copies of an Assignment of Signboard Licenses, on the form attached as Exhibit D, assigning to Seller any and all signboard license agreements applicable to the Terminated Easement property, and Seller shall execute one original copy of such assignment and deliver it to Buyer, signifying Seller's acceptance of this assignment.

                  Section 5.2   Easement Termination Price.

                           On each Easement Termination Date Seller shall
                  deliver to Buyer, or to Buyer's assignee, in accordance with Buyer's payment instructions, an easement termination price for each Terminated Easement. Each easement termination price shall be determined by multiplying by 9.0 the then current Signboard License Fee in all signboard license agreements applicable to the Terminated Easement parcel. In the alternative, Seller upon termination of any Easement may provide to Buyer free of charge a substitute Easement at a different location, provided such substitution is mutually agreed between Buyer and Seller.

                  Section 5.3   Seller's Assistance in Relocating Signboards

                           If, after any Closing, a successful legal action is
                  brought by a third party based on either a claim that the physical condition of the Parcel or Seller's ownership rights to the Parcel are such, and were such on the date of that Closing, that Buyer after the legal action is unable to use the Parcel for outdoor advertising purposes, then Seller shall use its best efforts to locate an alternative site for outdoor advertising facilities on other real estate in which Seller has an ownership interest, and shall convey to Buyer an Easement for this alternative site, at no charge to Buyer; or where Seller can not locate such an alternative site for outdoor advertising facilities, then Seller will give to Buyer a credit toward the purchase of one or more new Easements under Section 4.3, as appropriate, in an amount determined by multiplying by 9.0 the then current Signboard License Fee for all signboard licenses included within the Easement Parcel, to the extent they are included within the Easement Parcel.


         Article VI.   Representations and Warranties

                  Section 6.1  Representations and Warranties of Seller.

                           Seller hereby represents and warrants to Buyer the
                  following facts:

                  (a) Seller is a corporation duly organized, validly existing, and in good standing;

                  (b) Seller has the corporate power and authority to enter into this Agreement and carry out its obligations under this Agreement;

                  (c) The execution and performance of this Agreement have been duly authorized and approved by all necessary corporate actions of Seller, and no further corporate proceedings of Seller are required to complete the transactions covered by this Agreement;

                  (d) All of Seller's obligations set forth in this Agreement constitute legal, valid and binding obligations of Seller which are enforceable against Seller in accordance with their terms, except as enforcement may be limited by law;

                  (e) There is no provision in the Certificate of Incorporation or By-Laws of Seller which prohibits the execution of this Agreement or consummation of any of the transactions covered by this Agreement;

                  (f) The negotiations related to this Agreement have been handled by Seller on its own behalf, without intervention of any agent or other person, so that no party has a valid claim on this basis for any finder's fee, brokerage commission, or other similar payment in connection with any of the transactions covered by this Agreement;

                  (g) The officer executing this Agreement on behalf of Seller is fully authorized to do so and his execution of this Agreement thereby will bind Seller to its terms;

                  (h) The report attached hereto as Exhibit H lists what Seller's business records report to be the total actual gross revenue received during calendar year 1996 from all licensees under all signboard license agreements to be assigned by Seller to Buyer at either the first Closing or the second Closing; and Seller has no reason to believe that this report is not materially complete and accurate; and

                  (i) To Seller's actual knowledge, Seller having made no investigation or inquiry whatsoever, Seller has not furnished to Buyer any information that was inaccurate in any material respect; nor has Seller omitted to disclose any information actually known by Seller that would materially adversely affect Buyer's rights as contemplated in this Agreement.

                  Section 6.2   Buyer's Representations and Warranties.

                  (a) Buyer is a corporation duly organized, validly existing, and in good standing;

                  (b) Buyer has the corporate power and authority to enter into this Agreement and carry out its obligations under this Agreement;

                  (c) Buyer has the financial capability to pay the agreed purchase price for these Easements on the Closing dates specified in this Agreement, without any delay of any such Closing date;

                  (d) The execution and performance of this Agreement have been duly authorized and approved by all necessary corporate actions of Buyer, and no further corporate proceedings of Buyer are required to complete the transactions covered by this Agreement;

                  (e) All of Buyer's obligations set forth in this Agreement constitute legal, valid and binding obligations of Buyer which are enforceable against Buyer in accordance with their terms, except as enforcement may be limited by law;

                  (f) There is no provision in the Certificate of Incorporation or By-Laws of Buyer which prohibits the execution of this Agreement or consummation of any of the transactions covered by this Agreement;

                  (g) The negotiations related to this Agreement have been handled by Buyer on its own behalf, without intervention of any agent or other person, so that no party has a valid claim on this basis for any finder's fee, brokerage commission, or other similar payment in connection with any of the transactions covered by this Agreement; and

                  (h) The officer executing this Agreement on behalf of Buyer is fully authorized to do so and his execution of this Agreement thereby will bind Buyer to its terms.


         Article VII.   Proration

                  Section 7.1   Proration of Payments from Licensees.

                           Except as set forth in Section 3.1, Seller shall be
                  entitled to all signboard license fees and other payments due under each signboard license agreement to be assigned to Buyer under the terms of this Agreement, for the period up to and through the date on which such agreement is assigned to Buyer. Buyer shall be entitled to all signboard license fees and other payments due under each such signboard license agreement commencing the day following the date on which such agreement is assigned to Buyer. To the extent license fees under a signboard license agreement have been prepaid, Seller shall transfer to Buyer, within 60 days following the date of assignment of such license agreement to Buyer, the amount to which Buyer is entitled by the terms of this Section, together with a statement showing how the amount was calculated. With respect to: (a) license fees and payments due under some of the signboard license agreements, which fees or payments are payable after the use period; and (b) Signboard License Fees collected by Buyer under the terms of Section 3.1, or Section 4.2(c), for which Seller is entitled to a portion of the amounts payable, or collected, respectively, by the terms of this Section, Buyer promptly shall determine and then shall forward to Seller the amounts to which Seller is entitled, together with a statement showing how these amounts were calculated. Seller shall have the right to audit Buyer's records to confirm Buyer's compliance with this provision.

                  Section 7.2   Ad Valorem Taxes.

                           To the extent any Easement after any Closing is
                  separately assessed and taxed, or to the extent after any Closing Seller is taxed on either the Easement or any outdoor advertising facilities on any Easement, Buyer shall pay any and all such taxes that are due as they are due and shall indemnify and defend Seller from and against all lawsuits and actions that result therefrom. Seller, or its successors or assignees, shall be responsible for paying any property taxes on property interests that Seller, or its successors or assignees, continue to own.


         Article VIII.   Certain Post Closing Obligations

                  Section 8.1   Seller's General Cooperation with Buyer.

                           Seller reasonably shall assist and cooperate with
                  Buyer, and timely shall respond to Buyer's requests, after any of the Closings, with respect to any and all matters affecting any Easement or signboard license agreement assigned by Seller to Buyer. Such cooperation shall include assistance in dealing with government authorities who have taken, or may take, actions that likely would materially adversely affect the aggregate value to Buyer of the Easements or signboard license agreements. Buyer, at Seller's request, shall reimburse Seller its direct costs in providing such cooperation.

                  Section 8.2 Seller to Furnish Valuation or Engineering Maps to Buyer.

                           At any time after December 31, 1997, Seller shall
                  furnish to Buyer, upon Buyer's request and after payment by Buyer of reasonable copying and delivery costs, copies of Seller's then current valuation or engineering maps which reflect information known by Seller about the real property where, and adjacent to, any Easement conveyed at the first and second Closing. Seller also agrees to provide to Buyer, on the same terms, at any time after 30 days following any Subsequent Closing, copies of such valuation maps relating to any Easement transferred to Buyer at any Subsequent Closing. Buyer acknowledges that any valuation maps provided by Seller are provided without any warranty that they are current, complete or accurate.

                  Section 8.3   Buyer's General Cooperation with Seller.

                           Buyer reasonably shall assist and cooperate with
                  Seller, and timely shall respond to Seller's requests after any of the Closings, with respect to any matters related to Buyer's signboard license agreements or any outdoor advertising facilities on any Easement. Seller, at Buyer's request, shall reimburse Buyer its direct costs in providing such cooperation.

                  Section 8.4   Buyer to Deliver Drawings to Seller.

                           Upon request from Seller, Buyer shall provide to
                  Seller, at no cost to Seller, any and all as built drawings in its possession showing any outdoor advertising facilities present on any Easement, including related structures and connecting electrical lines.


         Article IX.   Buyer's Liability to Seller

                  Section 9.1   Liability and Indemnification

                           Buyer shall be responsible for all losses and damages
                  to Seller, and shall indemnify and defend Seller from and against all lawsuits and actions, that result from any claim of losses, damages, costs, injuries or deaths to any person or property, or result from any claim of any violation of any federal, state or local law, rule, ordinance or regulation, to the extent such losses and damages result from the acts or omissions, or presence on or near any Parcel, of Buyer, or any of its employees, or any of Buyer's contractors, agents, representatives or invitees, or any of their employees, or any signboard licensee, or any of its employees, or any contractor, agent, representative or invitee of such licensee, or any of their employees, or in connection with Buyer's exercise or failure to exercise any of Buyer's duties under this Agreement, regardless of Seller's negligence, except to the extent such losses and damages are caused by Seller's gross negligence or intentional misconduct.


         Article X.   Disclaimer of Seller's Liability

                  Section 10.1   Inspection and Conditions of Easement Property

                  (a) By signing this Agreement, Buyer expressly acknowledges that: (1) Seller has made no representation whatsoever to Buyer concerning the state or condition of any real property in which Seller has an ownership interest, the nature or extent of Seller's ownership interest, or the state or condition of any outdoor advertising facilities present on real property in which Seller has an ownership interest (collectively, "Seller Property");
                           (2) Buyer has not relied upon any statement or declaration of Seller, oral or in writing, as an inducement to entering into this Agreement, other than as stated in this Agreement; and (3) the sole consideration for execution of this Agreement by Buyer is set forth in this Agreement.

                  (b) SELLER HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AS TO THE DESIGN OR CONDITION OF ANY SELLER PROPERTY, ITS MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE SELLER PROPERTY, OR THE CONFORMITY OF ANY SELLER PROPERTY TO ITS INTENDED USES. SELLER SHALL NOT BE LIABLE TO BUYER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN
                           TORT) WITH RESPECT TO THE DESIGN, CONDITION, QUALITY, SAFETY, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, OF ANY SELLER PROPERTY, OR THE CONFORMITY OF

                           ANY SELLER PROPERTY TO ITS INTENDED USES. SELLER OFFERS, AND BUYER ACCEPTS, ANY AND ALL RIGHTS TO ANY SELLER PROPERTY INTERESTS CONVEYED UNDER THE TERMS OF THIS AGREEMENT IN "AS IS, WHERE IS" AND "WITH ALL FAULTS" CONDITION, AND SUBJECT TO ALL LIMITATIONS ON SELLER'S RIGHTS, INTERESTS, AND TITLE TO ANY SELLER PROPERTY.


         Article XI.   Miscellaneous Provisions


                  Section 11.1   Surviving Provisions.

                           All provisions of this Agreement shall survive the
                  Closings under this Agreement.

                  Section 11.2   Time is of the Essence.

                           Time is of the essence in this Agreement.

                  Section 11.3   Entire Agreement.

                           This Agreement, together with all Exhibits attached
                  hereto, constitutes the entire agreement and understanding between Buyer and Seller with respect to the subject matters hereof. Any other prior or contemporaneous agreements, understandings, representations or statements, whether oral or written, relating to this transaction are merged herein.

                  Section 11.4   Relationship of Parties.

                           This Agreement shall not create a partnership, joint
                  venture, or employer/employee relationship between the parties, nor any agency relationship except to the extent addressed herein, and nothing in this Agreement shall be deemed to authorize either party to act for, represent or bind the other party.

                  Section 11.5   Amendment.

                           This Agreement may be amended only by a written
                  amendment agreement signed by both Buyer and Seller.

                  Section 11.6   Assignment.

                           Seller may assign its rights and obligations under
                  this Agreement, provided that Seller after such assignment shall remain liable for all obligations hereunder, unless expressly released therefrom by Buyer. Buyer may assign or pledge its rights under this Agreement to: (a) a financial institution assisting Buyer in its Easement acquisition financing: (b) an affiliate of Buyer; or (c) a successor to Buyer by merger; provided that: (i) any such assignment or pledge agreement does not in any way diminish Seller's rights under this Agreement; and (ii) Buyer after such assignment shall continue to remain liable for all obligations hereunder unless expressly released therefrom by Seller. Buyer shall make no other assignment of this Agreement without Seller's prior written consent, which shall not be unreasonably withheld or delayed. Following any such assignment, Buyer shall continue to be responsible for Buyer's obligations under this Agreement, except to the extent expressly released therefrom by Seller. Following any assignment by either Buyer or Seller, the party receiving such assignment shall be bound by all terms of this Agreement. This Agreement shall be binding upon any successor(s) or permitted assignee(s) of Buyer or Seller.

                  Section 11.7   Effect of Waiver.

                           Any waiver by either Buyer or Seller, or failure of
                  either Buyer or Seller to insist upon full and complete performance by Seller or Buyer of its obligations set forth in this Agreement, shall not constitute a waiver or release of such party's right to insist upon full and complete performance of any other obligations in this Agreement, or a waiver or release of such party's right to insist upon full and complete performance of the obligations that were waived or not enforced for periods prior to, or following, the waiver or failure to insist upon full and complete performance.

                  Section 11.8   Notices.

                           All notices and other communications under this
                  Agreement shall be in writing and deemed properly served if delivered by hand to the party addressed or, if mailed, when received by the United States Postal Service in registered or certified mail, postage prepaid, or, if sent by a national overnight service, when received by the carrier service in a prepaid mailer, return receipt requested, addressed as follows:

                           Seller:  Mr. James J. O'Neil
                                            Assistant Vice President
                                            Property Management
                                            BNSF
                                            2650 Lou Menk Drive
                                            Fort Worth, Texas  76131

                           Buyer:   Mr. William S. Levine
                                            Chairman
                                            1702 East Highland Ave.
                                            Suite 310
                                            Phoenix, Arizona 85016

                           Either party hereto may change its address or
                  addresses to which notices are to be given by providing written notice of the change to the other party.

                  Section 11.9   Confidentiality.

                           Except to the extent that the terms of this Agreement
                  are required to be disclosed by order of any court of competent jurisdiction or any governmental agency, or by parties involved in financing this purchase, each party to this Agreement shall not disclose the contents of this Agreement to any other party, without the prior written consent of the other party to this Agreement. To the extent permitted by law, any party who learns of any of the terms of this Agreement shall be required by the party to this Agreement who is disclosing the information not to disclose those terms to any other party without the prior written consent of both parties to this Agreement.

                  Section 11.10   Applicable Law.

                           This Agreement shall be governed by and construed in
                  accordance with the laws of the State of Texas. Applicable law to determine Buyer's Easement property rights shall be the law of the state where the Easement Parcel is located. Venue for any legal action to determine the meaning or application of any terms of this Agreement shall be exclusively in state or federal court in Tarrant County, Texas.

         IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement as of this ____ day of March, 1997.


         THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY, a Delaware corporation


         By: __________________________________________


         Title: _________________________________________



         OUTDOOR SYSTEMS, INC.
         a Delaware corporation

         By: __________________________________________


         Title: _________________________________________